JMG Exploration, Inc. Enters into LOI to Acquire Indian IT Distribution Company and Will Separately Dispose of Its Oil & Gas Assets

Friday April 27, 3:41 pm ET

PASADENA, Calif.--(BUSINESS WIRE)--The Board of Directors of JMG Exploration, Inc., ("JMG" or the "Company") (NYSE ARCA: JMG, JMG+) announced today that the Company has entered into a non-binding letter of intent to acquire a controlling interest in Iris Computers Ltd ("Iris"), one of the largest distributors of computer hardware and peripherals in India. JMG's Board of Directors will develop a separate plan to deal with JMG's oil and gas assets which are not included as part of this transaction.

Under the terms of the letter of intent, JMG would acquire all of the issued shares of Newco Group, a holding company whose sole asset is a controlling interest in Iris. After the completion of the proposed acquisition, current JMG shareholders would own approximately 25% of the merged JMG/Newco entity.

Iris was established in 1995 by Sanjiv Krishen, an entrepreneur with over 30 years in the computer distribution business in India and the Middle East. Mr. Krishen will continue to oversee operations which cover more than 30 distribution points and 1,100 channel resellers throughout India.

Iris reports that it has experienced growth rates of over 30% per annum over the past three years and recorded 2005/6 sales of over $100 million. Iris also reports that it has, for many years, been one of India's leading resellers of IBM computer products and is a key local distributor for HP, Dell Computers, Lenovo, Apache Peripherals, HCL, Wipro Products and BenQ.

In announcing the proposed acquisition, the Directors of JMG commented, "We are pleased to offer our shareholders an opportunity to participate in one of the world's great growth stories. The development of the computer and related services business in India over the past five years has been marked by extraordinary growth. We believe that Iris could become one of the top IT distributors in India within the next few years and we are looking forward to be able to become a part of this process."

The transaction is subject to a 60 day due diligence period, during which JMG will finalize the separate distribution of its oil and gas assets. No assurance can be given that the transaction between JMG and Newco can or will be completed. JMG's oil and gas assets will not be included in this transaction and will be sold or merged separately for the benefit of shareholders of a future record date.

About JMG: JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words "proposed", "anticipated" and scheduled" and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The proposed transaction might not occur or the expectations for Iris, Newco or JMG might be materially different than the actual business results. Other factors that may affect future results are contained in JMG's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's Web site (http://www.sec.gov). JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Contact:

JMG Exploration, Inc.

Joe Skeehan, President and CEO, 626-585-9555

Justin Yorke, Director, 626-310-0482

or

Investor Relations Counsel

The Equity Group Inc.

Linda Latman, 212-836-9609

Lena Cati, 212-836-9611

www.theequitygroup.com